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                                                                     Exhibit 5.1

                             MORRISON & FOERSTER LLP
                            San Francisco, California


                                  July 13, 2001




Digimarc Corporation
19801 S.W. 72nd Avenue, Suite 250
Tualatin, Oregon 97062

Gentlemen:

       At your request, we have examined the Registration Statement on Form S-8 executed by you on July 12, 2001, and to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,476,400 shares of your common stock, $.001 par value per share (the "Common Stock") which will be issuable under the Digimarc Corporation Restated 1999 Stock Incentive Plan (the "Plan").

       As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan, of options previously granted pursuant to the Plan (the "Plan Shares"), and such documents as we have deemed necessary to render this opinion.

       Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

       We consent to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ MORRISON & FOERSTER LLP